Exhibit 10.27

EIGHTH AMENDMENT
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Eighth Amendment to Amended and Restated Loan and Security Agreement is entered into as of November 2nd, 2012 (the “Amendment”), by and between APPLIED OPTOELECTRONICS, INC. (“Borrower”) and EAST WEST BANK (“Bank”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of May 20, 2009 and as amended from time to time including that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of May 3rd, 2010, that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of October 28th, 2010, that certain Third Amendment to Amended and Restated Loan and Security Agreement dated as of December 6th, 2010, that certain Fourth Amendment to Amended and Restated Loan and Security Agreement dated as of May 5th, 2011, that certain letter dated September 30, 2011, that certain Fifth Amendment to Amended and Restated Loan and Security Agreement dated as of November 30th, 2011, that certain Sixth Amendment to Amended and Restated Loan and Security Agreement dated as of March 29th, 2012 and that certain Seventh Amendment to Amended and Restated Loan and Security Agreement dated as of June 29, 2012 (collectively, the “Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1.                                      Notwithstanding Section 6.2(a)(ii) of the Agreement, Bank waives the requirement that Borrower’s 2011 audited financial statements are delivered with an unqualified opinion from an independent certified public accounting firm, and accepts the 2011 audited financial statements previously delivered to Bank with a qualified opinion in satisfaction of the covenant set forth in Section 6.2(a)(ii) for the fiscal year ended 2011.

2.                                      Bank consents to the incurrence of an aggregate of $16,000,000 of Indebtedness by Global Technology, Inc., a wholly owned subsidiary of Prime World International Holdings, Ltd. (which is a wholly owned subsidiary of Borrower), in connection with a credit facility from a bank or financial institution acceptable to Bank (the “GTI Debt”), provided that (i) Borrower is not a co-borrower or guarantor to the GTI Debt, or in any way obligated or liable with respect to the GTI Debt, (ii) none of Borrower’s assets shall be pledged or used to secure the GTI Debt, and (iii) Borrower shall not make any Investment into Global Technology, Inc. in support of the GTI Debt.  Such consent is in replacement of (and not in addition to) the consent granted in that certain Second Amendment to Amended and Restated Loan and Security Agreement dated October 28th, 2010.

3.                                      The following defined terms set forth in Section 1.1 of the Agreement are amended and restated in their entirety to read as follows:

“EXIM Maturity Date” means November 15, 2013.

“Revolving Line Maturity Date” means November 15, 2013.

“Revolving Line II” means a Credit Extension of up to three million five hundred thousand dollars ($3,500,000).

“Revolving Line II Maturity Date” means November 15, 2013.

4.                                      Clause (c) of the definition of “Eligible Accounts” set forth in Section 1.1 of the Agreement is amended and restated in its entirety to read as follows:

(c)                                  Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty five percent (25%) of all Accounts (the “Concentration Limit”), to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank, provided however that the Concentration Limit for Accounts with respect to which the account debtor is Cisco/Scientific-Atlanta shall be sixty percent (60%) and the Concentration Limit for Accounts with respect to which the account debtor is Google/Motorola shall be forty percent (40%);

5.                                      Clause (c) of the definition of “Permitted Investment” set forth in Section 1.1 of the Agreement is amended and restated in its entirety to read as follows:

(c)                                  [Intentionally Deleted.]

6.                                      The first sentence in Section 2.3(a) of the Agreement is amended and restated in its entirety to read as follows:

Except as set forth in Section 2.3(b), the outstanding principal balance of each Revolving Advance, Equipment Advance, EXIM Advance and Line II Advance shall bear interest at a variable rate per annum equal to the Prime Rate plus 1.25%, provided however, that at no time shall the interest rate applied to any such Credit Extension be less than 4.5% per annum.

7.                                      Section 6.4 of the Agreement is amended and restated in its entirety to read as follows:

6.4                               Adjusted Current Ratio.  Borrower shall maintain, as of the last day of each month, a ratio of Borrower’s unrestricted cash maintained at Bank plus Accounts billed in the United States to all Obligations (not including the Real Estate Advance) owing to Bank (the “Adjusted Current Ratio”) equal to or greater than 1.15 to 1.00.

8.                                      Section 6.15 of the Agreement is amended in its entirety to read as follows:

6.15                        Minimum Debt Service Coverage.  Borrower shall maintain a minimum ratio of EBITDASO on a consolidated basis for the trailing four quarter period to the sum of (x) all accrued interest payable in the same four quarter period plus (y) all principal payable in the same four quarter period on any Indebtedness (not including principal outstanding on any revolving lines of credit) owing by Borrower and its Subsidiaries to Bank or other financial institutions, of at least 1.00 to 1.00 (the “DSC Ratio”), measured on a quarterly basis. Notwithstanding the foregoing, Borrower’s failure to maintain the DSC Ratio shall not constitute an Event of Default if, within 60 days after the reporting period of such failure, Borrower receives cash proceeds from the sale and issuance of its equity and/or Subordinated Debt securities in an amount no less than the shortfall amount that caused Borrower’s failure to maintain the DSC Ratio.

9.                                      Section 6.16 of the Agreement is amended and restated in its entirety to read as follows:

6.16                        Minimum Cash.  Borrower shall maintain, at all times, unrestricted cash in accounts at Bank of at least $4,000,000.

10.                               Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remains in full force and effect in accordance with its terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.  Borrower ratifies and reaffirms the continuing effectiveness of all instruments, documents and agreements entered into in connection with the Agreement.

11.                               Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

12.                               This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

13.                               As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)                                 this Amendment, duly executed by Borrower;

(b)                                 Warrant to Purchase Borrower’s Series G Preferred Stock;

(c)                                  payment an amendment fee of $13,125, any fees as are required by EXIM, and all Bank Expenses incurred through the date of this Amendment; and

(d)                                 such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

APPLIED OPTOELECTRONICS, INC.

By:	/s/ Chih-Hsiang (Thompson) Lin

Title: President and CEO

EAST WEST BANK

By:	/s/ Lisa Chang

Title: Vice President